Exhibit 99.2

On June 17, 2025, Array Technologies, Inc. (“ARRAY” and, together with its consolidated subsidiaries, “we,” “us,” “our” or the “Company”), entered into an equity purchase agreement (the “APA Purchase Agreement”) with STINorland USA, Inc., a California corporation and an indirect wholly-owned subsidiary of ARRAY (the “Buyer”), APA Solar, LLC, an Ohio limited liability company (“APA”), SunHoldings, LLC, an Ohio limited liability company, and the guarantors party thereto, pursuant to which the Buyer will acquire all of the issued and outstanding equity interests of APA (such transaction, the “APA Acquisition”). The below are risk factors related to the pending APA Acquisition.

RISK FACTORS

Risks Related to the APA Acquisition

We will incur significant transaction costs in connection with the APA Acquisition.

We have incurred and are expected to continue to incur a number of non-recurring costs associated with the APA Acquisition, combining the operations of APA with ours and achieving desired synergies. These costs have been, and will continue to be, substantial and, in many cases, will be borne by us whether or not the APA Acquisition is completed. A substantial majority of non-recurring expenses will consist of transaction costs and include, among others, fees paid to financial, legal, accounting and other advisors and employee retention, severance, and benefit costs. We will also incur costs related to formulating and implementing integration plans. Although we expect that the elimination of duplicative costs, as well as the realization of synergies and efficiencies related to the integration of APA’s business, should allow us to offset these transaction costs over time, this net benefit may not be achieved in the near term or at all.

The APA Purchase Agreement is subject to conditions, some or all of which may not be satisfied or completed on a timely basis, if at all. Failure to complete the APA Acquisition in a timely manner or at all could have material adverse effects on the Company.

The completion of the APA Acquisition is subject to a number of conditions, including, among others, expiration or termination of the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended. If the APA Acquisition is not completed, our ongoing businesses, financial condition and financial results may be materially adversely affected and, without realizing any of the benefits of having completed the APA Acquisition, we will be subject to a number of risks, including the following:

•	time and resources committed by our management to matters relating to the acquisition could otherwise have been devoted to pursuing other beneficial opportunities for ARRAY;

•	we may experience negative reactions from the financial markets or from our customers, suppliers or employees; and

•	we will be required to pay certain costs relating to the APA Acquisition, such as legal and accounting fees, whether or not the acquisition is completed.

Similarly, delays in the completion of the APA Acquisition could, among other things, result in additional transaction costs, loss of revenue or other negative effects associated with uncertainty about completion of the APA Acquisition.

If the APA Acquisition is consummated, we may be unable to successfully integrate APA’s business into our business or achieve the anticipated benefits of the APA Acquisition.

Our ability to achieve the anticipated benefits of the APA Acquisition will depend in part upon whether we can integrate APA’s business into our existing business in an efficient and effective manner. We may not be able to accomplish this integration process successfully. The successful acquisition of APA’s business requires an assessment of several factors, including:

•	the inability to successfully combine our respective businesses in a manner that permits us to achieve the cost savings, synergies and other anticipated benefits from the APA Acquisition;

•

the challenge of integrating complex systems, operating procedures, compliance programs, technology, networks and other assets while carrying on our ongoing business in a manner that minimizes any adverse impact on customers, suppliers, employees and other constituencies;

•	the challenge of managing the expanded operations of a larger and more complex company;

•

potential unknown liabilities, liabilities that are significantly larger than we currently anticipate, and unforeseen increased expenses or delays associated with the APA Acquisition, including cash costs of integration that may exceed what we currently anticipate.

Any one of these factors could result in increased costs, decreases in the amount of anticipated benefits and diversion of management’s attention, which could materially impact our business, financial condition and results of operations. In addition, even following successful integration, the anticipated benefits of the APA Acquisition may not be realized fully, or at all, or may take longer to realize than expected.

We and APA will be subject to business uncertainties while the APA Acquisition is pending, which could adversely affect our business.

In connection with the pendency of the APA Acquisition, it is possible that certain persons with whom we or APA have a business relationship may delay or defer certain business decisions or might decide to seek to terminate, change or renegotiate their relationships with us or APA, as the case may be, as a result of the APA Acquisition, which could negatively affect our or APA’s revenues, earnings and cash flows as well as the market price of our common stock, regardless of whether the APA Acquisition is completed. Also, our and APA’s ability to attract, retain and motivate employees may be impaired until the APA Acquisition is completed, and our ability to do so may be impaired for a period of time thereafter, as current and prospective employees may experience uncertainty about their roles within the Company following the APA Acquisition.